EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

            This Settlement Agreement (“Agreement”) is entered into and is effective as of this 14th day of December, 2008 (the “Effective Date”), by and between, on the one hand, Hexion Specialty Chemicals, Inc. (“Hexion”), Hexion LLC, Nimbus Merger Sub Inc., and Craig O. Morrison (collectively, the “Hexion Parties”), and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co. KG, Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P, Apollo Overseas Partners (Germany) VI, L.P., Apollo Advisors IV, L.P., Apollo Management IV, L.P., Apollo Advisors V, L.P., Apollo Management V, L.P., Apollo Advisors VI, L.P., Apollo Management VI, L.P., Apollo Management, L.P., Apollo Global Management, LLC., Leon Black and Joshua J. Harris (collectively, the “Apollo Parties”); and, on the other, Huntsman Corp. (“Huntsman”), Jon M. Huntsman and Peter Huntsman (collectively, the “Huntsman Parties”) and Huntsman Family Holdings Company LLC, The Jon and Karen Huntsman Foundation, Karen H. Huntsman Inheritance Trust, Huntsman Financial Corporation, and Brynn B. Huntsman, as Custodian under the Utah Uniform Transfers to Minors Act, for the benefit of Rebecca Brynn Huntsman, Rachel Brynn Huntsman, Caroline Brynn Huntsman, Amber Brynn Huntsman, Virginia Brynn Huntsman and James B. Huntsman (collectively, the “Huntsman Family Shareholders”), (the Hexion Parties, the Apollo Parties, the Huntsman Parties and the Huntsman Family Shareholders collectively, the “Parties,” and each individually a “Party”).

            WHEREAS, prior to the execution of this Agreement, Huntsman validly terminated the Merger Agreement;

        WHEREAS, one or more of the Parties are involved in the following litigations in which the parties thereto have asserted claims, counterclaims or third-party claims arising from or related to the Agreement and Plan of Merger among Hexion Specialty Chemicals, Inc., Nimbus Merger Sub Inc. and Huntsman Corporation, dated as of July 12, 2007 (the “Merger Agreement”), the Transactions referred to therein, and related matters:

•	Hexion Specialty Chemicals, Inc.; Nimbus Merger Sub Inc.; Apollo
Investment Fund IV, L.P.; Apollo Overseas Partners IV, L.P.; Apollo
Advisors IV, L.P.; Apollo Management IV, L.P.; Apollo Investment Fund
V, L.P.; Apollo Overseas Partners V, L.P.; Apollo Netherlands Partners
V(A), L.P.; Apollo Netherlands Partners V(B), L.P.; Apollo German
Partners V GmbH & Co. Kg; Apollo Advisors V, L.P.; Apollo
Management V, L.P.; Apollo Investment Fund VI, L.P.; Apollo Overseas
Partners VI, L.P.; Apollo Overseas Partners (Delaware) VI, L.P.; Apollo
Overseas Partners (Delaware 892) VI, L.P.; Apollo Overseas Partners
(Germany) VI, L.P.; Apollo Advisors VI, L.P.; Apollo Management VI,
L.P.; Apollo Management, L.P.; and Apollo Global Management, LLC v.
Huntsman Corp., C.A. No. 3841-VCL (Court of Chancery, Delaware) (the
“Delaware Action”);

•	Huntsman Corp. v. Leon Black, Joshua J. Harris, Apollo Global
Management, L.L.C., Apollo Management, L.P., Apollo Management IV,
L.P., Apollo Management V, L.P., Apollo Management VI, L.P., Apollo
Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo
Advisors IV, LP., Apollo Investment Fund V, L.P., Apollo Overseas
Partners V, L.P., Apollo Netherlands Partners V(A),L.P., Apollo
Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co.
KG, Apollo Advisors V, L.P., Apollo Investment Fund VI, L.P., Apollo
Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI,
L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas
Partners (Germany) VI, L.P., and Apollo Advisors VI, L.P., Cause No. 08-
06-06037 (Montgomery County, Texas) (the “Texas Action Against
Apollo”);

•	Hexion Specialty Chemicals, Inc., Hexion LLC and Nimbus Merger Sub
Inc. v. Credit Suisse, Cayman Islands Branch, Credit Suisse Securities

(USA) LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank
AG New York Branch, Deutsche Bank Securities Inc., and Deutsche Bank
Trust Company Americas, Index No. 114552/08 (New York Supreme
Court, New York County) (the “New York Action Against the Banks”);

•	Huntsman Corp. v. Credit Suisse Securities (USA) LLC, and Deutsche
Bank Securities, Inc., Cause No. 08-09-09258 (Montgomery County,
Texas) (the “Texas Action Against the Banks”);

•	Hexion Specialty Chemicals, Inc.; Apollo Global Management, LLC;
Apollo Management, L.P.; Apollo Management IV, L.P.; Apollo
Management V, L.P.; Apollo Management VI, L.P.; Apollo Investment
Fund IV, L.P.; Apollo Overseas Partners IV, L.P.; Apollo Advisors IV,
L.P.; Apollo Investment Fund V, L.P.; Apollo Overseas Partners V, L.P.;
Apollo Netherlands Partners V(A), L.P.; Apollo Netherlands Partners
V(B), L.P.; Apollo German Partners V GmbH & Co. Kg; Apollo Advisors
V, L.P.; Apollo Investment Fund VI, L.P.; Apollo Overseas Partners VI,
L.P.; Apollo Overseas Partners (Delaware) VI, L.P.; Apollo Overseas
Partners (Delaware 892) VI, L.P.; Apollo Overseas Partners (Germany)
VI, L.P.; Apollo Advisors VI, L.P.; Leon Black and Joshua Harris v.
Huntsman Corp., Index No. 602394/08 (New York Supreme Court, New
York County) (the “New York Action Against Huntsman”); and

•	Sandra Lifschitz et al. v. Hexion Specialty Chemicals, Inc., Craig O.
Morrison and Joshua J. Harris, 08-CV-06394 (RMB) (S.D.N.Y.) (the
“Huntsman Shareholder Action”) (all the foregoing collectively, the
“Litigations”);

            WHEREAS, without any admission by any Party of any fact or issue of law, or concerning the merits of any claim or defense that has been, could have been, or could be asserted in the Litigations, the Parties desire to settle all disputes and controversies between them upon the terms and subject to the conditions set forth below.

            NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the adequacy and sufficiency of all of which are hereby acknowledged, the Parties agree as follows:

            1.       Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall be defined as set forth in the Merger Agreement.

            2.     Termination of the Merger Agreement. Huntsman has validly terminated the Merger Agreement in accordance with its terms pursuant to Section 7.1 of the Merger Agreement. Promptly following the Effective Date, Hexion shall take all actions reasonably required to terminate any tender offers for securities of Huntsman and its affiliates then outstanding in connection with the Transactions contemplated by the Merger Agreement, including the Debt Offer.

            3.      Settlement Payments.

                     (a)     The Apollo entities set forth in Paragraph 1 of Annex A attached hereto shall purchase from Huntsman $250 million ($250,000,000) of convertible notes of Huntsman on substantially the terms and conditions set forth in Annex B attached hereto and such other terms and conditions as may be reasonably agreed to by the parties to such purchase. The parties to the purchase shall negotiate in good faith the documentation relating to such purchase to effect the purchase on or before December 31, 2008.

                     (b)     In settlement of the claim against the Apollo entities set forth in Paragraph 2 of Annex A attached hereto by Huntsman in the Delaware Action for commercial disparagement, the Apollo entities set forth in Paragraph 2 of Annex A, on a joint and several basis, shall pay Huntsman the amount of $200 million ($200,000,000).

                     (c)     In settlement of the claim against Hexion and the Apollo entities set forth in Paragraph 3 of Annex A attached hereto by Huntsman in the Delaware Action for commercial disparagement, Hexion, on a joint and several basis with the Apollo entities set forth in Paragraph 3 of Annex A attached hereto, shall pay Huntsman the amount of $225 million ($225,000,000). In the event that any of the

Apollo entities set forth in Paragraph 3 of Annex A attached hereto satisfies any portion of such amount, Hexion agrees to use diligent efforts to obtain reimbursement or other recovery from its insurance providers; provided, however, that this obligation to use diligent efforts shall not be deemed to require Hexion to waive or compromise its rights to insurance coverage for any other liability or claim. Any amounts so recovered, net of expenses incurred for such recovery, shall be promptly paid by Hexion pro rata to the Apollo entity or entities set forth in Paragraph 3 of Annex A attached hereto up to the amount that such entity has paid in satisfaction of the payment obligation set forth in this paragraph.

                     (d)      Hexion shall pay Huntsman the $325 million ($325,000,000) termination fee, which fee is due and payable pursuant to Section 7.3(d) of the Merger Agreement. The Hexion Parties shall (i) use diligent efforts to finalize the documentation for the Termination Facility with the Banks on terms consistent with the Commitment Letter and to execute the Termination Facility, (ii) draw down the Termination Facility and upon receipt of the proceeds deliver them to Huntsman, and (iii) use diligent efforts to pursue appropriate remedies in the event the Banks refuse to finalize such documentation or to fund the Termination Facility. The Huntsman Parties shall cooperate in good faith with and provide reasonable assistance to Hexion to secure the proceeds of the Termination Facility.

                     (e)      At least $500 million ($500,000,000) of the purchases from and payments to Huntsman set forth in Paragraphs 3(a)-(c) above shall be made on or before December 31, 2008 and, in addition, the payment set forth in paragraph 3(d) above will be paid as soon as any of the Hexion Parties receives the proceeds of the Termination

Facility. Any purchases from and payments to Huntsman set forth in Paragraphs 3(a)-(d) above that have not been made on or before December 31, 2008 shall be made on or before March 31, 2009 whether or not the Hexion Parties have received the proceeds from the Termination Facility.

                     (f)      The Apollo entities set forth in Paragraph 4 of Annex A attached hereto shall provide financing to Hexion LLC in an amount equal to $200 million ($200,000,000) on terms and conditions as may be reasonably agreed to by Hexion LLC and the Apollo entities set forth in Paragraph 4 of Annex A attached hereto.

                     (g)      Except as provided in Paragraphs 3(a)-(e) above, the Hexion Parties and Apollo Parties shall have no obligation to make any payment to the Huntsman Parties in connection with the Merger Agreement, the Transactions or the Indemnified Matters (as defined in Paragraph 7(a) below).

                     (h)      Each Party shall retain all payments previously made under the Merger Agreement.

                     (i)      The Apollo Parties (except for Leon Black and Joshua J. Harris) and the Hexion Parties (except for Craig O. Morrison) are jointly and severally liable for the payment of all sums due to Huntsman under this Paragraph 3. In the event any payment by or on behalf of any of the Hexion Parties is rescinded or required by any court to be returned for any reason having to do with the Hexion Parties, the joint and several obligation of the Apollo Parties (except for Leon Black and Joshua J. Harris) and the Hexion Parties (except for Craig O. Morrison) to pay such amount shall continue in full force and effect.

            4.       Undertakings Concerning the Litigations.

                      (a)      Upon full and final payment of all amounts due Huntsman under Paragraph 3 above, the Parties shall promptly take all necessary and appropriate action to obtain the dismissal with prejudice of the Delaware Action, the Texas Action Against Apollo and the New York Action Against Huntsman, with each Party to bear its own costs, expenses, and attorneys’ fees in connection with the Delaware Action, the Texas Action Against Apollo and the New York Action Against Huntsman. Pending dismissal, the Parties will jointly move to stay the Delaware Action, the Texas Action Against Apollo and the New York Action Against Huntsman.

                      (b)      Huntsman will promptly move to sever and dismiss the Apollo Parties from the Texas Action Against the Banks.

                      (c)      Promptly after the Effective Date, Hexion will seek leave to withdraw its claims in the New York Action Against the Banks, except that Hexion will not be required to withdraw any claims in the New York Action Against the Banks relating to the Termination Facility.

                     (d)      Huntsman will cooperate with the Hexion Parties and the Apollo Parties in the Huntsman Shareholder Action.

                     (e)      The Apollo Parties and the Hexion Parties agree to make witnesses available for reasonable times and dates and to cooperate in the presentation of Huntsman’s claims in the Texas Action Against the Banks, including by providing witness interviews and appearing voluntarily for oral depositions without the necessity of a subpoena. Hexion and the Apollo entities shall also cause Craig O. Morrison, William

Carter, Joshua J. Harris and Jordan Zaken to appear in Texas to testify at the trial of the Texas Action Against the Banks if Huntsman so requests.

            5.      Mutual Releases.

                     (a)       Upon full and final payment of all amounts due Huntsman under Paragraph 3 above, the Hexion Parties on behalf of themselves and each of their parents, affiliates, predecessors, successors and assigns, and on behalf of each of their respective current and former officers, directors, managers, members, employees, agents and other representatives in their capacities as such (collectively, the “Hexion Releasors”), hereby release, acquit, and forever discharge the Huntsman Parties, the Huntsman Family Shareholders and each of their parents, affiliates, predecessors, successors and assigns, and their respective current and former officers, directors, employees, contractors, subcontractors, agents, security holders, attorneys and other representatives in their capacities as such (collectively, the “Huntsman Releasees”) and the Apollo Parties and their respective parents, affiliates, predecessors, successors and assigns, and their respective current and former officers, directors, managers, members, partners, employees, contractors, subcontractors, agents, security holders, attorneys and other representatives in their capacities as such (collectively, the “Apollo Releasees”), from any and all actions, causes of action, counterclaims, suits, debts, sums of money, accounts, contracts, agreements, promises, contribution, indemnification, damages, judgments, executions and demands whatsoever, at law, in equity or otherwise, which the Hexion Releasors, or any of them, now or hereafter can, shall or may have against the Huntsman Releasees and/or the Apollo Releasees, or any of them, whether known or unknown, from the beginning of the world to the date of this Agreement; provided, however, that this release does not extend to claims arising out of ordinary course of business commercial dealings between the Hexion Releasors and either the Apollo Releasees or the Huntsman Releasees. The claims released by the Hexion Releasors against the Apollo Releasees pursuant to this paragraph include but are not limited to any and all claims that the Hexion Releasors may have against Joshua J. Harris or Craig O. Morrison and rights of contribution that the Hexion Releasors may have against Joshua J. Harris or Craig O. Morrison arising from the Huntsman Shareholder Action. The Hexion Releasors also acknowledge that nothing contained in this Agreement shall in any way negate or reduce or otherwise affect the rights of indemnification of Joshua J. Harris or Craig O. Morrison or any other Apollo Releasee under applicable law, including any contractual agreements, or the By-Laws or Articles of Incorporation of Hexion.

                     (b)       Upon full and final payment of all amounts due Huntsman under Paragraph 3 above, the Apollo Parties on behalf of themselves and each of their parents, affiliates, predecessors, successors and assigns, and on behalf of their respective current and former officers, directors, managers, members, employees, agents, security holders, attorneys and other representatives in their capacities as such (collectively, the “Apollo Releasors”), hereby release, acquit, and forever discharge the Huntsman Releasees and the Hexion Parties and their parents, affiliates, predecessors, successors and assigns, and its and their respective current and former officers, directors, employees, contractors, subcontractors, agents, security holders, attorneys and other representatives in their capacities as such (collectively, the “Hexion Releasees”) from any and all actions, causes of action, counterclaims, suits, debts, sums of money, accounts, contracts, agreements, promises, contribution, indemnification, damages, judgments, executions and demands whatsoever, at law, in equity or otherwise, which the Apollo Releasors, or any of them, now or hereafter can, shall or may have against the Huntsman Releasees and/or the Hexion Releasees, or any of them, whether known or unknown, from the beginning of the world to the date of this Agreement; provided, however, that this release does not extend to claims arising out of ordinary course of business commercial dealings between the Apollo Releasors and either the Hexion Releasees or the Huntsman Releasees. The claims released by the Apollo Releasors against the Hexion Releasees pursuant to this paragraph include but are not limited to any and all claims that the Apollo Releasors may have against Joshua J. Harris or Craig O. Morrison and rights of contribution that the Apollo Releasors may have against Joshua J. Harris or Craig O. Morrison arising from the Huntsman Shareholder Action. The Apollo Releasors also acknowledge that nothing contained in this Agreement shall in any way negate or reduce or otherwise affect the obligations of indemnification of any of the Hexion Releasees to Joshua J. Harris or Craig O. Morrison or any other Apollo Releasor under applicable law, including any contractual agreements, or the By-Laws or Articles of Incorporation of Hexion.

                     (c)      Upon full and final payment of all amounts due Huntsman under Paragraph 3 above, including purchase of the convertible notes, the Huntsman Parties and the Huntsman Family Shareholders on behalf of themselves and their parents, affiliates, predecessors, successors and assigns, and on behalf of their respective current and former officers, directors, trustees, beneficiaries, employees, agents, security holders, attorneys and other representatives in their capacities as such (collectively, the “Huntsman Releasors”), hereby release, acquit, and forever discharge the Apollo

Releasees and the Hexion Releasees from any and all actions, causes of action, counterclaims, suits, debts, sums of money, accounts, contracts, agreements, promises, contribution, indemnification, damages, judgments, executions and demands whatsoever, at law, in equity or otherwise, which the Huntsman Releasors, or any of them, now or hereafter can, shall or may have against the Hexion Releasees and/or the Apollo Releasees, or any of them, for, whether known or unknown, from the beginning of the world to the date of this Agreement; provided, however, that this release does not extend to claims arising out of ordinary course of business commercial dealings between the Huntsman Releasors and either the Hexion Releasees or the Apollo Releasees. The claims released by the Huntsman Releasors against the Apollo Releasees and the Hexion Releasees pursuant to this paragraph include but are not limited to any and all claims that Jon M. Huntsman, Peter Huntsman and the Huntsman Family Shareholders, each and all as shareholders of Huntsman, may have in the Huntsman Shareholder Action or as a result of any settlement of the Huntsman Shareholder Action and, with respect to Peter Huntsman and Jon M. Huntsman, to the extent of their beneficial ownership interests in any shares of Huntsman common stock held by the HMP Equity Trust.

                     (d)      The claims released pursuant to this Paragraph 5 include but are not limited to all claims, if any, the Hexion and Apollo Releasees may have that are in any way related to the April 29, 2006 fire at the Port Arthur Base Chemicals Light Olefins Unit in the Aromatic and Olefins Plant in Port Arthur, Texas (the “April 29, 2006 Fire”), including claims in connection with: (i) Ace Am. Ins. Co., et al. v. Huntsman Corp. and IRIC, U.S. District Court Southern District of Texas; Civil Action No. 4:07-CV-02796, (ii) Huntsman Corp. and IRIC v. Ace Am. Ins. Co., et al., U.S. District Court

Southern District of Texas, Civil Action No. 4:08-CV-1542, (iii) any insurance proceeds or other monies received by Huntsman through the adjustment process, by settlement or otherwise in connection with the April 29, 2006 Fire, or (iv) the adjustment or payment of insurance proceeds in connection with the April 29, 2006 Fire.

                     (e)      Nothing in this Agreement is intended or shall be construed to release or discharge any of the Parties from any obligation set forth, or liability for any representation or warranty made, in this Agreement, Annex A or B attached hereto, or any agreements entered into in connection with the purchase provided for in Paragraph 3(a) of this Agreement or the financing provided for in Paragraph 3(f) of this Agreement.

                     (f)      Nothing in this Agreement is intended or shall be construed to release or waive any claims that the Parties have against the Banks.

            6.      Covenant Not to Sue. Each of the Parties covenants, on behalf of itself and, in the case of the Huntsman Parties, on behalf of the Huntsman Releasors; in the case of the Apollo Parties, on behalf of the Apollo Releasors; and in the case of the Hexion Parties, on behalf of the Hexion Releasors, not to bring any claim or cause of action released pursuant to Paragraph 5 of this Agreement before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, cross-claim, counterclaim or otherwise. Any Party released pursuant to Paragraph 5 of this Agreement may plead this Agreement as a complete bar to any such claim, cause of action or defense brought in derogation of this covenant not to sue.

            7.      Indemnification.

                     (a)       Huntsman shall indemnify and hold the Hexion Releasees and Apollo Releasees harmless from any claim for indemnification or contribution or any other claim asserted against either the Hexion Releasees or the Apollo Releasees by any of Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., and Deutsche Bank Trust Company Americas, or any of their respective affiliates or assignees (collectively, the “Banks”), that in any way relates to or arises out of any claims made by the Huntsman Parties against the Banks (collectively, the “Indemnified Matters”). Such indemnification by Huntsman shall include but is not limited to the claim for indemnification asserted by the Banks against Hexion in the New York Action Against the Banks, and the claim for contribution asserted by the Banks against the Apollo Parties in the Texas Action Against the Banks; provided, however, that Huntsman will not be required to indemnify the Apollo Parties or the Hexion Parties for any legal fees or expenses incurred by the Banks. The aggregate amount paid by Huntsman to the Hexion Releasees and/or the Apollo Releasees pursuant to the terms of this paragraph shall not exceed the amounts of Huntsman’s recovery collected, if any, in the Texas Action Against the Banks net of attorney fees, costs and expenses related to the Texas Action Against the Banks. Notwithstanding the foregoing, the Hexion Releasees and Apollo Releasees shall bear and not be indemnified for their own attorneys fees and expenses in defending such Banks’ claims.

                    (b)      In furtherance of but without limiting its indemnification obligation, Huntsman agrees that it will reduce or credit, against any judgment or settlement that it may obtain against any of the Banks, an amount equal to the full amount of any judgment that the Banks may at any time obtain or have obtained against any of the Hexion Releasees or Apollo Releasees on any claim, including any claim for contribution or indemnification, that in any way relates to or arises out of any of the Indemnified Matters.

                    (c)      In the event Huntsman settles any claim against any of the Banks that in any way relates to or arises out of any of the Indemnified Matters, Huntsman shall obtain a release in favor of the Hexion Releasees and the Apollo Releasees of any and all liability that any of the Hexion Releasees or the Apollo Releasees may have to any of the Banks that arises out of the Indemnified Matters.

                    (d)      Huntsman shall take all appropriate and necessary actions (including delaying distribution of amounts payable under a judgment) so as to assure the full and complete effectuation of the protections set forth in this section of the Settlement Agreement. It is agreed that any breach of the obligations set forth in this Paragraph 7 will result in irreparable injury to the Hexion Releasees and the Apollo Releasees and that Huntsman shall be subject to (in addition to and without limiting any other available remedies) injunctive relief and shall be liable for all attorneys’ fees, costs and expenses incurred in connection with procuring injunctive relief or otherwise enforcing the obligations set forth herein.

                    (e)      The Hexion Releasees and the Apollo Releasees agree to use diligent efforts to vigorously defend and contest any claim, action or proceeding in respect of which indemnification could be sought under this Paragraph 7. The Hexion Releases and the Apollo Releasees agree that they will not settle, compromise or consent to the entry of any judgment with respect to any claim, action or proceeding in respect of which indemnification could be sought under this Paragraph 7 without the prior written consent of the Huntsman Parties, which consent shall not be unreasonably withheld.

            8.     Representations and Warranties.

                    (a)      Each of the Parties acknowledges, agrees, represents and warrants to the other Parties and the releasees hereunder that:

                              (i)      It has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or cause of action released pursuant to Paragraph 5 of this Agreement;

                              (ii)      There are no liens or claims of lien, or assignments in law or equity or otherwise, of or against any claim or cause of action released pursuant to Paragraph 5 of this Agreement;

                              (iii)      It has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof;

                              (iv)      It has been represented by legal counsel in the negotiation and joint preparation of this Agreement, has received advice from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect;

                              (v)      It enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by the other Party, apart from those set forth in this Agreement; and

                              (vi)      It has the authority, and has obtained all necessary approvals, including but not limited to approval of the Parties’ respective Boards of Directors, as necessary, to enter into this Agreement and all the releases, undertakings, covenants, representations, warranties and other obligations and provisions contained in this Agreement.

                           (b)      Each of the Parties acknowledges the materiality of the foregoing representations and warranties.

            9.      No Admission or Acknowledgement. The Hexion Parties and the Apollo Parties, on the one hand, and the Huntsman Parties, on the other hand, deny and in no way admit any liability to each other with respect to any and all matters that were or could have been alleged in the Litigations. This Agreement has been made to spare the Parties the burden and expense of further litigation and shall not be considered an admission of fact, issue of law or liability by any Party for any purpose.

            10.    Mutual Non-Disparagement. The Huntsman Parties shall not make or knowingly encourage any other person to make any public or private statement, whether written or oral, that disparages, defames, is derogatory about, or misrepresents the rights of the Hexion Parties and/or the Apollo Parties in connection with the matters alleged in or that are the subject of the Litigations. Neither the Hexion Parties nor the Apollo Parties shall make or knowingly encourage any other person to make, any public or private statement, whether written or oral, that disparages, defames, is derogatory about, or misrepresents the rights of Huntsman in connection with the matters alleged in or that are the subject of the Litigations. Nothing herein prevents any Party from taking any position or making any statement in the Litigations.

            11.    Announcement of Settlement. Immediately following the execution and delivery of this Agreement, each of Huntsman, Hexion and Apollo shall issue a press release announcing the execution of this Agreement, which press releases shall be subject to the prior review and approval of the other Parties. Other than as a Party may determine is necessary to respond to any legal or regulatory process or proceeding or to give appropriate testimony or file any necessary documents in any legal or regulatory proceeding or as may be required by law, each of the Parties will use its commercially reasonable efforts not to make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the jointly approved statements in the press release(s) issued pursuant to this Paragraph 11.

            12.      Choice of Law. This Agreement and all matters arising out of or relating to this Agreement, and all transactions and events contemplated hereby or thereby, shall be governed by, and construed, performed, and enforced in accordance with, the laws of the State of Delaware, without giving effect to its conflicts or choice of law rules.

            13.      Jurisdiction. Any action or proceeding asserting any claim of any kind between the Parties or brought by any Party in any way arising from or related to, or to enforce, this Agreement or any term hereof shall be brought exclusively in the Court of Chancery of the State of Delaware or, if that Court lacks jurisdiction, the Superior Court of the State of Delaware. The parties unconditionally waive any right to trial by jury in any such action or proceeding.

            14.      General Provisions.

                       (a)       No Third Party Beneficiaries. Except as provided in Paragraphs 5, 6, 7 and 8 of this Agreement, nothing in this Agreement is intended to or shall be construed to give to any person or entity, other than the Parties, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provisions contained herein.

                     (b)      Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable except by operation of law or by mutual written consent of the Parties. Any assignment in derogation of this provision shall be null and void.

                     (c)      Severability. Whenever possible, each provision and term of this Agreement shall be interpreted in such a manner as to be valid and enforceable. In the event that any such provision or term should be determined to be or rendered invalid or unenforceable, all other provisions and terms of this Agreement shall remain unaffected to the extent permitted by law.

                     (d)      Confidentiality. This Agreement and all correspondence related hereto are intended to be confidential to the Parties, and except as specifically provided herein, no Party shall publish, reproduce, transmit or disclose any of the information contained in this Agreement or any related correspondence (hereinafter “Confidential Information”) to any non-party without the prior written consent of the non-disclosing Party. Such obligation shall not apply to disclosures to professional advisers of the Parties or their respective insurers or accountants, or to any information publicly disclosed pursuant to Paragraph 11. In addition, such obligations shall not apply to disclosures required by any appropriate governmental authority having specific jurisdiction or to the extent required by applicable law or any applicable listing agreement with any securities exchange; provided, however, that prior to any such disclosure the disclosing Party shall: (i) provide the non-disclosing Party with timely advance written notice of its intent to so disclose; (ii) use reasonable efforts to minimize the amount of Confidential Information to be provided in a manner consistent with the interests of the non-disclosing Party and the requirements of the governmental authority involved; and (iii) use reasonable efforts (which shall include, to the extent reasonably practicable, participation by the non-disclosing Party in discussions with the governmental authority involved) to secure confidential treatment of the Confidential Information to be provided.

                     (e)      Amendments. No provision or term of this Agreement shall be amended, waived, discharged or terminated except by an instrument in writing signed by the Parties expressly referring to the provision or term of this Agreement to which such instrument relates; and no such amendment or waiver shall extend to, or affect or impair any right with respect to, any obligation that is not dealt with expressly therein. No course of dealing or delay or omission on the part of any of the Parties in exercising any right under or pursuant to this Agreement shall operate as a waiver thereof or otherwise be prejudicial thereto.

                     (f)      Counterparts. This Agreement may be executed simultaneously or in actual or telecopied counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                     (g)      Entire Agreement. This Agreement, together with the annexes hereto, represents the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior written or oral negotiations, representations and agreements with respect thereto. No Party is relying on any statement or representation other than as explicitly stated in this Agreement.

HEXION SPECIALTY CHEMICALS, INC.

By: /s/ Craig O. Morrison
Name: Craig O. Morrison
Title: President and Chief Executive Officer

HEXION LLC

By: /s/ Craig O. Morrison
Name: Craig O. Morrison
Title: President and Chief Executive Officer

NIMBUS MERGER SUB INC.

By: /s/ Craig O. Morrison
Name: Craig O. Morrison
Title: President and Chief Executive Officer

/s/ Craig O. Morrison
Craig O. Morrison

APOLLO INVESTMENT FUND IV, L.P.

By: Apollo Advisors IV, L.P., its general
partner

By: Apollo Capital Management IV, Inc., its
general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS IV, L.P.

By: Apollo Advisors IV, L.P., its managing
partner

By: Apollo Capital Management IV, Inc., its
general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO INVESTMENT FUND VI, L.P.

By:	Apollo Advisors VI, L.P., its general
partner

By: Apollo Capital Management VI, LLC,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

By: Apollo Capital Management VI, LLC,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS
(DELAWARE) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

By: Apollo Capital Management VI, LLC,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS
(DELAWARE 892) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

By: Apollo Capital Management VI, LLC,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS
(GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

By: Apollo Capital Management VI, LLC,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO INVESTMENT FUND V, L.P.

By:	Apollo Advisors V, L.P.,
its general partner

By: Apollo Capital Management V, Inc.,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO OVERSEAS PARTNERS V, L.P.

By:	Apollo Advisors V, L.P.,
its managing general partner

By: Apollo Capital Management V, Inc.,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO NETHERLANDS PARTNERS V(A),
L.P.

By:	Apollo Advisors V, L.P.,
its managing general partner

By: Apollo Capital Management V, Inc.,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO NETHERLANDS PARTNERS V(B),
L.P.

By:	Apollo Advisors V, L.P.,
its managing general partner

By: Apollo Capital Management V, Inc.,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO GERMAN PARTNERS V
GMBH & CO., KG

By:	Apollo Advisors V, L.P.,
its managing limited partner

By: Apollo Capital Management V, Inc.,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO ADVISORS IV, L.P.

By: Apollo Capital Management IV, Inc., its
general partner

By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO MANAGEMENT IV, L.P.

By: Apollo Management, L.P., its general
partner

By: Apollo Management GP, LLC, its
general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO ADVISORS V, L.P.

By: Apollo Capital Management V, Inc., its
general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO MANAGEMENT V, L.P.

By: AIF V Management, LLC, its general
partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO ADVISORS VI, L.P.

By: Apollo Capital Management VI, LLC,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO MANAGEMENT VI, L.P.

By: AIF VI Management, LLC,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO MANAGEMENT, L.P.

By: Apollo Management GP, LLC,
its general partner

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

APOLLO GLOBAL MANAGEMENT, LLC

By: AGM Management, LLC, its Manager
By: BRH Holdings GP, Ltd., its Sole
Member

By: /s/ John J. Suydam
Name: John J. Suydam
Title: Vice President

/s/ Leon Black
Leon Black

/s/ Joshua J. Harris
Joshua J. Harris

HUNTSMAN CORPORATION

By: /s/ Peter R. Huntsman
Name: Peter R. Huntsman
Title: President and Chief Executive Officer

/s/ Jon M. Huntsman
Jon M. Huntsman

/s/ Peter Huntsman
Peter Huntsman

HUNTSMAN FAMILY HOLDINGS
COMPANY LLC

By: /s/ Jon M. Huntsman
Name: Jon M. Huntsman
Title: Manager

THE JON AND KAREN HUNTSMAN
FOUNDATION

By: /s/ Jon M. Huntsman
Name: Jon M. Huntsman
Title: President

KAREN H. HUNTSMAN INHERITANCE
TRUST

By: /s/ Karen H. Huntsman
Name: Karen H. Huntsman
Title: Trustee

HUNTSMAN FINANCIAL CORPORATION

By: /s/ Jon M. Huntsman
Name: Jon M. Huntsman
Title: President

BRYNN B. HUNTSMAN, AS CUSTODIAN
UNDER THE UTAH UNIFORM TRANSFERS
TO MINORS ACT, FOR THE BENEFIT OF
REBECCA BRYNN HUNTSMAN, RACHEL
BRYNN HUNTSMAN, CAROLINE BRYNN
HUNTSMAN, AMBER BRYNN HUNTSMAN,
VIRGINIA BRYNN HUNTSMAN, AND
JAMES B. HUNTSMAN

/s/ Brynn B. Huntsman
Brynn B. Huntsman

Annex A

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Annex B

Terms of the Huntsman Convertible Notes

Issuer:	Huntsman Corporation (“Issuer”)

Investor:	Affiliates of Apollo Investment Fund VI, L.P. (“Investor”)

Security:	7% Convertible Senior Notes (the “Notes”)

Principal Amount:	$250 million

Conversion:	The Notes shall be convertible at any time, at the option of the holder, into the number of shares of Common Stock determined by dividing (i) the principal amount of the Notes so converted by (ii) the Conversion Price then in effect. The initial
“Conversion Price” equals 135% of the Original Common Price, subject to anti-dilution provisions as described further below.
The “Original Common Price” means the closing price for one
share of common stock of the Issuer (“Common Stock”) on
December 10, 2008. The Issuer shall provide appropriate notice prior to the record date for any dividend or similar payment or other distribution on the Common Stock to the holders of the
Notes to permit conversion, and provided notice of conversion has been received by the Issuer prior to the applicable record date, the holder will be entitled to the dividend or other payment or distribution at such time as it is made to holders of Common
Stock. Interest payments on the Notes shall cease as of the date of notice of conversion.

Interest:	The Notes shall bear interest at the rate of 7% per annum.
Interest shall be payable semi-annually on July 1 and January 1 of each year, beginning July 1, 2009. Interest shall be payable either in cash, or at the option of the Issuer, by delivery of shares of Common Stock having a then current market value
equal to the interest payment.

The Issuer and Investor will use reasonable efforts to exempt shares issued in payment of interest or payment of principal at maturity pursuant to the Notes from the short-swing profit rules of Section 16 of the Exchange Act.

Maturity:	The tenth anniversary of the issue date. At maturity, the Issuer shall have the option to pay the principal amount of the Notes in
Common Stock by delivering Common Stock having a value
equal to the principal amount of such Notes, plus an amount
equal to the underwriting spread of a nationally recognized

underwriter chosen by the Issuer that would be paid by a seller of such shares at such time, in shares of Common Stock valued at the then current market price.

Redemption:

The Issuer shall be entitled to redeem the Notes in whole, for cash, at the principal amount plus accrued and unpaid interest, at any time after the third anniversary of the issue date provided that the closing price of the Common Stock, for at least 20 consecutive trading days prior to such notice of redemption, exceeds 135% of the Conversion Price then in effect. The Issuer shall not be entitled to redeem the Notes prior to the third anniversary of the issue date.

Change of Control

Upon a Non-Stock Change of Control, holders of Notes shall have the option, but not the obligation, to require the Issuer to redeem Notes in whole or in part for an amount equal to the principal amount thereof. Notes not so redeemed shall become convertible into consideration received by Common Stockholders.

“Non-Stock Change of Control” means the occurrence of any of the following: (i) the acquisition by any person or “group” (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) of (a) more than 50% of the outstanding voting stock of Issuer (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) or (b) assets constituting all or substantially all of the assets of Issuer, (ii) continuing directors (i.e., members of the Issuer’s board of directors currently or persons who become such members subsequently and whose appointment, election or nomination for election is duly approved by a majority of the continuing directors on the board at the time of such approval) cease to constitute a majority of the board, or (iii) any merger, consolidation or reorganization, or series of such related transactions, involving the Issuer, unless the stockholders of the Issuer immediately prior to such transaction or transactions will own at least 50% of the combined equity and voting power of the Issuer (or if the Issuer will not be the surviving entity in such merger, consolidation or reorganization, such surviving entity or a parent thereof). Notwithstanding the foregoing, no transaction described in clause (i) or (iii) above shall be a Non- Stock Change of Control unless, in such transaction, the outstanding shares of Common Stock are converted into or exchanged for consideration that is less than 90% publicly traded common equity securities.

Anti-Dilution:

The Notes shall be protected against dilution if the Issuer effects a subdivision or combination of its outstanding Common Stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of the Issuer or any other person or any dilutive Issuer self-tender offer. The Conversion Price of the Notes shall be adjusted to prevent dilution from other dividends or distributions, except no such adjustment shall be made with respect to (i) regular cash dividends paid on the Common Stock in a per share amount per quarter that does not exceed $0.15 cents per quarter, (ii) any dividend or distribution made out of (or in an amount that could be made out of) proceeds received by the Issuer or its affiliates from any settlement or other recovery with respect to the Hexion merger agreement and related transactions to the extent made within one year of receipt of such proceeds, or (iii) any dividend or distribution in which the Holders of Notes otherwise participate on an as converted basis.

Ranking:	The Notes shall rank equally with the Issuer’s other senior unsecured indebtedness.

Transfer Restrictions

For a period of one year following issuance of the Notes (the “Lock-Up Period”), Investor shall not, without the prior written consent of the Issuer, sell or otherwise transfer any Notes or the Common Stock issued upon conversion thereof (but not including Common Stock issued in lieu of interest payments) to any unaffiliated third-party.

Information Rights

If the Issuer is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, Holders of Notes will be entitled, upon their request, to receive (i) no later than 45 days after the end of each of the first three fiscal quarters of each year, unaudited quarterly financial statements of the Issuer and its consolidated subsidiaries, and (ii) no later than 90 days after the end of each fiscal year, annual audited financial statements of the Issuer and its consolidated subsidiaries.

Registration Rights:

The Issuer will cause to be effective, promptly after the Lock- Up Period, and thereafter maintain in effect a customary resale shelf registration statement covering the Common Stock that may be issued upon conversion of the Notes or in respect of interest thereon. The Issuer shall be reimbursed by the requesting holders for registration fees incurred in connection with any such registration and the Issuer shall be responsible for its other costs of such registration.

Voting / Standstill	Apollo, Issuer and Investor shall enter into a Voting/Standstill
Agreement:	Agreement containing terms satisfactory to Issuer and Apollo, which terms shall include:

	(a)	The Apollo-related stockholders and their Affiliates shall
not beneficially own Issuer common shares or securities
exercisable for or convertible into Issuer common shares
other than the shares issuable upon conversion of the
Notes, received in payment of interest or principal thereon
and shares beneficially owned on the Effective Date or
otherwise pursuant to a distribution or dividend on the
Notes or shares of Common Stock issued pursuant to the
Notes.

	(b)	In connection with any matter in which the Apollo-related
stockholders and their Affiliates have voting rights, the
Issuer shares held by Apollo-related stockholders and
their Affiliates will be voted, at the election of Issuer,
either in the manner recommended by a majority of the
Issuer Board or in the same proportion as the other Issuer
shareholders. These voting restrictions shall be applicable
to any transferee of the Notes or other securities other than transferees pursuant to (i) a firm commitment
underwritten public offering involving a broad
distribution, (ii) sales in regular broker transaction
pursuant to Rule 144 or (iii) private sales to persons who
after such sale beneficially and of record own less than
5% of the Issuer’s outstanding voting securities.

	(c)	Neither the Apollo-related stockholders nor any of their
Affiliates shall seek or propose to influence or control
(whether through a 13D Group or otherwise) the
management, Board of Directors, policies or affairs of
Huntsman or any of its subsidiaries.

	(d)	Neither the Apollo-related stockholders nor any of their
Affiliates shall initiate (or solicit other Persons to initiate)
or make any public statement regarding any tender or
exchange offer for voting securities or other securities of
Huntsman or any of its Subsidiaries, or any Business
Combination or recapitalization, restructuring, liquidation
or dissolution involving Huntsman or any of its
Subsidiaries.

	(e)	Neither the Apollo-related stockholders nor any of their
Affiliates shall form, join or participate in a 13D Group
(other than among themselves) with respect to acquiring,

disposing or voting of voting securities.

(f) Neither the Apollo-related stockholders nor any of their
Affiliates shall request Huntsman (or any of its directors,
officers, employees or agents), directly or indirectly, to
amend or waive any of the provisions of the
Standstill/Voting Agreement (except in a manner that
does not require or result in disclosure publicly or to third parties)

(g) The Apollo-related stockholders and each of their
Affiliates shall not disclose any intention, plan or
arrangement inconsistent with any of the foregoing.

(h) Neither the Apollo-related stockholders nor any of their
Affiliates shall advise, assist or knowingly encourage any
other Persons to do any of the foregoing.

(i) Neither the Apollo-related stockholders nor any of their
Affiliates shall engage in any short sales or other
derivative or hedging activities with respect to the Notes
or the Common Stock.

(j) Standstill Agreement terminates upon the later to occur of
(i) December 31, 2010 or (ii) the date on which none of
the Apollo-Related Stockholders or their Affiliates
beneficially or of record own Notes or any securities
issued in respect thereof or otherwise which represent 3%
or more of the outstanding Common Stock.

For purposes of the foregoing paragraphs (a)-(j), with respect to
Affiliates of Apollo that are portfolio companies of Apollo
investment funds (other than Hexion Specialty Chemicals and
its subsidiaries or any other portfolio company substantially engaged in the chemical business), the obligations of Apollo and its other Affiliates would be limited to (i) not directing or otherwise affirmatively causing or encouraging such portfolio company to violate such provisions, and (ii) if they become
aware of a portfolio company acquiring securities of Huntsman or otherwise violating such provisions, using reasonable efforts to cause them to sell such securities or otherwise comply with such provisions.

Documentation:	Subject to customary definitive documentation. Representations and warranties shall only address customary and fundamental
matters for transactions of this type, but shall not include any disclosure or other substantive representations about business or financial matters concerning the Issuer, and the Investor shall waive any claims with respect to representations not expressly given.

Regulatory Matters:

The Issuer and Apollo will reasonably cooperate with respect to any required regulatory approvals regarding the issuance of shares of Common Stock hereunder, in order to facilitate the prompt conversion of the Notes at such time as they may be converted, and to the extent provided herein, provide the benefits of conversion from the date of delivery of the conversion notice, despite the fact that there may be a delay in conversion due to regulatory approvals.

Annex C

                                                                                                                                   December __, 2008

                      Dear                            :

                      This letter memorializes our agreement as of the Effective Date of the Settlement Agreement and Release dated December __, 2008 between and among the Huntsman Parties, the Hexion Parties, and the Apollo Parties (capitalized terms not otherwise defined in this letter are used as defined in the Settlement Agreement and Release), that Huntsman shall pay the Apollo Parties an amount in cash equal to 20% of the value of any cash and noncash consideration that is in excess of $500 million ($500,000,000) that Huntsman may obtain or receive in settlement in connection with any claims made by Huntsman against the Banks arising from or relating to the Merger Agreement, the Transactions referred to therein (including but not limited to the Financing), and related matters, such claims including but not limited to the Texas Action Against the Banks (the “settlement”), after Huntsman first recovers its attorneys’ fees, costs, and expenses in making that claim; provided, however, that:

(1)      in no circumstance shall the aggregate amount of any payments owed by Huntsman to the Apollo Parties under this letter exceed $425 million ($425,000,000);

(2)      in the event trial commences in the Texas Action Against the Banks, any interest on the part of the Apollo Parties shall terminate immediately, and Huntsman shall not owe any portion of any subsequent recovery to the Apollo Parties under this letter; and

(3)      in the event that Huntsman or any of its subsidiaries issues a security or debt instrument to any of the Banks in connection with the settlement, the amount of consideration deemed to be obtained or received by Huntsman in connection therewith shall be the excess of any of the value of the consideration provided by the Banks over the value of the security or debt instrument issued.

                      For the purposes of this letter, the value of (1) any consideration consisting of securities listed on a national securities exchange or traded on the NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the 10 trading days prior to the date of settlement; and (2) any other form of noncash consideration shall be the full market value of that noncash consideration as determined by a nationally recognized independent investment banking firm mutually selected, within three business days after the Huntsman Parties advise the Apollo Parties of the settlement, by the Huntsman Parties and the Apollo Parties, which determination shall be made by such investment banking firm within 15 business days after the date of their engagement. The determination of the investment banking firm shall be binding upon the parties.

                      Payment in full of all amounts due to Huntsman under the Settlement Agreement is a condition precedent to the obligation to pay any sums of money pursuant to this letter for the benefit of the Huntsman Parties and if such condition precedent is not met prior to April 1, 2009, this letter shall terminate. The obligations of this letter are also separate and severable, in their entirety, from the Settlement Agreement. The Huntsman Parties shall not challenge in any way the validity or enforceability of this letter or any provision thereof. In the event that this letter or any provision hereof is invalid or unenforceable, or fails for any reason, it shall have no effect on the validity or enforceability of the Settlement Agreement.

                      The provisions of the Settlement Agreement relating to Choice of Law and Jurisdiction shall also apply to this letter.

                      This letter may be executed simultaneously or in actual or telecopied counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same letter.

                      Please countersign below to indicate your acceptance of these terms.

Very truly yours,

AGREED AND ACCEPTED:
_____________________________________________________